Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

April 9, 2019

Simulations Plus Reports Record Second Quarter FY2019 Revenue

Quarterly Revenues Up 15%;

Board of Directors Announces Quarterly Dividend of $0.06 Per Share

LANCASTER, CA, April 9, 2019 – Simulations Plus, Inc. (Nasdaq:SLP), the leading provider of modeling and simulation solutions for the pharmaceutical, biotechnology, chemicals, and consumer goods industries, today reported financial results for its second quarter of fiscal year 2019, the period ended February 28, 2019 (2QFY19).

2QFY19 highlights compared with 2QFY18:

•	Net revenues increased 15%, or $1.1 million, to $8.5 million from $7.4 million
•	Gross profit was $6.3 million, up $1.0 million, or 19.5%, from $5.2 million
•	SG&A was $2.8 million, up $470,000, or 20%, from $2.3 million
•	SG&A as a percentage of revenues increased to 33.2% from 31.8%
•	R&D expense increased 49.5%, or $240,000, to $724,000 from $484,000
•	Income before taxes increased 13.0%, or $311,000, to $2.7 million from $2.4 million
•	Net income decreased $1.4 million, or 39.6%, to $2.1 million from $3.5 million
o	This decrease is mainly due to the Company recording in the prior year (2QFY18) a $1.5 million one-time adjustment to deferred taxes based on the Tax Cuts and Jobs Act passed in the prior fiscal year
•	Diluted earnings per share decreased $0.07, to $0.12 from $0.19 per share; without the effect of the tax adjustment, the change would have been an increase of $0.01 per share as the prior years’ tax benefit effected diluted earnings per share by approximately $0.08 per share

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6moFY19 highlights compared with 6moFY18:

•	Net revenues increased 11%, or $1.6 million, to $16.0 million from $14.4 million
•	Gross profit was $11.6 million, up $1.0 million, or 9.7%, from $10.6 million
•	SG&A was $5.5 million, an increase of $782,000, or 16.5%, from $4.7 million
•	R&D expenditures were $1.3 million, an increase of $409,000, or 48.3%, over $845,000
•	Income before taxes decreased 3.8%, or $184,000, to $4.7 million from $4.9 million
•	Net income decreased $1.6 million, or 30.0%, to $3.6 million from $5.2 million
o	This decrease is mainly due to the Company recording in the prior year (2QFY18) a $1.5 million one-time adjustment to deferred taxes based on the Tax Cuts and Jobs Act in 2018
•	Diluted earnings per share decreased $0.09, to $0.20 from $0.29 per share; approximately $0.08 per share of the decrease is associated with the prior years’ tax benefit recorded in 2QFY18. Without the effect of the tax adjustment, the change would have been a decrease of $0.01 per share as the prior years’ tax benefit effected diluted earnings per share by approximately $0.08 per share

Shawn O’Connor, chief executive officer of Simulations Plus, said: “As expected, our revenue growth accelerated in the second quarter, in line with historical seasonality and benefitting from double-digit growth in consulting services. This progress reinforced our confidence in our full-year revenue growth outlook of 10-15%, and this does not yet benefit from the ongoing investments in sales and marketing initiatives designed to drive future growth. In particular, we are adding to our consulting services team in an effort to address the growing demand and expanding opportunities we see in the marketplace.”

John Kneisel, chief financial officer of Simulations Plus, added: “Second quarter pretax earnings increased 13% over the prior year. Net income was down compared to the prior year due nearly entirely to the non-recurring $1.5 million tax benefit recorded in the prior year, which boosted the comparable period’s net income.”

Quarterly Dividend Declared

The Company’s Board of Directors has declared a cash dividend of $0.06 per share of the Company’s common stock payable on May 1, 2019, to shareholders of record as of April 24, 2019. The declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.

Investor Conference Call

The Company has announced an investor conference call that will be webcast live at 1:15 p.m. PDT/4:15 p.m. EDT on Tuesday, April 9, 2019. The live webcast/teleconference will be accessible by registering here. Please dial in five to ten minutes prior to the scheduled start time. A live, listen-only webcast will also be available by dialing (415) 930-5321, and entering access code 271-105-468. A replay of the webcast will be available at the Investors section of the Simulations Plus website following the call.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, chemical, and consumer goods companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of our new software products as well as improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of February 28, 2019 and 2018

	(Unaudited)	(Audited)
	February 28,	August 31,
ASSETS
	2019	2018
Current assets
Cash and cash equivalents	9,893,953	$9,400,701
Accounts receivable, net of allowance for doubtful accounts of $0	6,227,555	5,514,528
Revenues in excess of billings	2,264,518	1,985,596
Prepaid income taxes	–	312,593
Prepaid expenses and other current assets	518,512	610,439
Total current assets	18,904,538	17,823,857
Long-term assets
Capitalized computer software development costs,
net of accumulated amortization of $11,708,089 and $11,095,903	4,779,575	5,152,594
Property and equipment, net	302,977	335,224
Intellectual property, net of accumulated amortization of $3,484,168 and $3,019,584	5,490,833	5,905,416
Other intangible assets net of accumulated amortization of $1,031,250 and $852,500	3,458,750	3,637,500
Goodwill	10,387,198	10,387,198
Other assets	37,227	37,227
Total assets	$43,361,098	$43,279,016

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	289,762	$351,605
Accrued payroll and other expenses	1,135,579	1,152,176
Income taxes payable	106,845	–
Current portion - Contracts payable	1,750,000	2,556,644
Billings in excess of revenues	958,948	384,603
Deferred revenue	891,650	381,928
Total current liabilities	5,132,784	4,826,956

Long-term liabilities
Deferred income taxes,net	2,814,535	3,195,139
Payments due under Contracts payable	1,660,672	3,334,296
Total liabilities	9,607,991	11,356,391

Commitments and contingencies	$–	$–

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	$–	$–
Common stock, $0.001 par value 50,000,000 shares authorized 17,499,958 and 17,416,445 shares issued and outstanding	7,501	7,417
Additional paid-in capital	14,435,574	13,453,668
Retained earnings	19,310,032	18,461,540
Total shareholders' equity	33,753,107	$31,922,625
Total liabilities and shareholders' equity	$43,361,098	$43,279,016

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended February 28, 2019 and 2018

	Three months ended		Six months ended
	(Unaudited)		Unaudited
	2019	2018	2019	2018

Revenues	$8,471,720	$7,356,714	$16,007,623	$14,425,496
Cost of revenues	2,207,831	2,115,483	4,406,952	3,851,090
Gross margin	6,263,889	5,241,231	11,600,671	10,574,406
Operating expenses
Selling, general, and administrative	2,809,691	2,339,721	5,530,093	4,748,237
Research and development	724,034	484,329	1,253,670	845,146
Total operating expenses	3,533,725	2,824,050	6,783,763	5,593,383

Income from operations	2,730,164	2,417,181	4,816,908	4,981,023

Other income (expense)
Interest income	5,573	6,180	9,245	10,489
Interest expense	(38,188)	(38,188)	(76,376)	(76,658)
Miscellaneous income	–	–	–	–
Gain (loss) from sale of assets	–	–	–	–
Loss on currency exchange	(1,916)	(585)	(32,526)	(13,262)
Total other income (expense)	(34,531)	(32,593)	(99,657)	(79,431)

Income before provision for income taxes	2,695,633	2,384,588	4,717,251	4,901,592
Provision for income taxes	(596,184)	1,090,198	(1,081,855)	289,198
Net Income	$2,099,449	$3,474,786	$3,635,396	$5,190,790

Earnings per share
Basic	$0.12	$0.20	$0.21	$0.30
Diluted	$0.12	$0.19	$0.20	$0.29

Weighted-average common shares outstanding
Basic	17,476,603	17,302,763	17,449,069	17,292,391
Diluted	18,002,741	17,855,351	17,984,078	17,843,345

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